Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 28, 2010, is entered into by and among REUNION SPORTS GROUP, LLC, a Texas limited liability company (“Seller”) and MILLENNIA, INC., a Nevada corporation (“Buyer”).

RECITALS

WHEREAS, Seller currently owns certain franchise rights, intellectual property and assets for the operation of an independent minor league baseball league (the “League”) and six teams currently playing in the League (the “Teams”); and

WHEREAS, Seller desires to sell substantially all of Seller’s assets and properties used in the League, including all rights and interests associated therewith to Buyer; and

WHEREAS, Buyer desires to purchase from Seller, upon the terms and conditions set forth herein, such assets, properties, rights and interests.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Certain Definitions.  The following terms have the following meanings when used herein:

(a)           “Assets” means the following assets and properties of Seller, including all rights and interests associated therewith, and, without limiting the generality of the foregoing, shall expressly include the following assets, properties, rights and interests of Seller:

(i)           all rights to the franchise agreements set forth in Section 1.1(a)(i) of the Disclosure Schedule;

(ii)           all rights to the telephone line numbers, websites and URLs listed on Section 1.1(a)(ii) of the Disclosure Schedule;

(iii)           all League plans, financial projections, documentation, plans, specifications and similar information pertaining to the League;

(iv)           all intellectual property associated with the League (and rights associated therewith), including trademarks, service marks, proprietary rights in trade names, brand names, trade dress, labels, logos, slogans and other indications of origin, and copyrighted works (including any registrations or applications for registration of the foregoing in any jurisdiction and any extensions, modifications or renewals thereof) (the “Intellectual Property”);

(v)           except as otherwise provided herein, all client, customer and supplier lists (including principal contacts, addresses and telephone numbers, purchasing history, payment information and any other documented information) and other League files and information;

(vi)           cash in the amount of $75,000.00;

(vii)           A promissory note payable from Seller to Buyer in the amount of $200,000, payable 180 days from the Effective Date, plus interest at the rate of 6% per annum, secured by a pledge of the Purchase Price Shares;

(viii)           except as otherwise provided herein, all rights, benefits and interests in and to all licenses, leases, contracts, development agreements, agreements, commitments and undertakings, a list of which is set forth on Section 1.1(a)(vi) of the Disclosure Schedule (the “Other Contracts”); and

(ix)           all goodwill of Seller related to the League.

(b)           “Assignment and Assumption Agreement” means the document in the form attached as Exhibit A pursuant to which Seller shall assign the Assets to Buyer and Buyer shall assume the Assumed Liabilities.

(c)           “Assumed Liabilities” means the following:

(i)           Any Liability arising after the Effective Time under the Assets described in Section 1.1(a)(ii); and

(ii)           Any other Liability of Seller described in Section 1.1(b)(ii) of the Disclosure Schedule.

(d)           “Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Dallas, Texas are permitted or required to be closed.

(e)           “Consent” means any notice to or consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental body or third party.

(f)           “Effective Time” means the time at which the Closing is consummated.

(g)           “Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

(h)           “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

(i)           “Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or occupational safety and health law (“Occupational Safety and Health Law”), including those consisting of or relating to:

(i)           any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(ii)           any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(iii)           financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(iv)           any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).

(j)           “Environmental Law” means any Legal Requirement that requires or relates to:

(i)           advising appropriate authorities, employees or the public of an intended or actual release or threatened release into the environment of toxic or hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, spills, escapes or dumping (a “Release”) of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(ii)           preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(iii)           reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(iv)           assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(v)           protecting resources, species or ecological amenities;

(vi)           reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(vii)           cleaning up pollutants that have been Released, preventing the threat of Release or paying the costs of such clean up or prevention; or

(viii)           making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

(k)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l)           “Excluded Assets” means the following assets, properties, rights and interests of Seller:

(i)           all minute books, stock Records, records and seals;

(ii)           those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed in Section 1.1(l)(ii) of the Disclosure Schedule;

(iii)           all insurance policies and rights thereunder (except to the extent included as a Contract);

(iv)           all personnel Records and other Records that Seller is required by law to retain in its possession;

(v)           all claims for refund of Taxes and other governmental charges of whatever nature;

(vi)           all rights in connection with and assets of the Employee Plans;

(vii)           all rights of Seller under this Agreement and the other Closing Documents;

(viii)           the Tangible Personal Property expressly designated in Section 1.1(l)(viii) of the Disclosure Schedule;

(ix)           the real property and Real Property Leases of Seller;

(x)           the Teams and any rights of the Teams under Contracts and Leases;

(xi)           cash and cash equivalents other than $75,000.00; and

(xii)           all accounts receivable.

(m)           “Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

(n)           “Governmental Body” means any:

(i)           nation, state, county, city, town, borough, village, district or other jurisdiction;

(ii)           federal, state, local, municipal, foreign or other government;

(iii)           governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(iv)           body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(v)           official of any of the foregoing.

(o)           “Knowledge” means an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter.  For purposes hereof, the term “Knowledge” shall mean the Knowledge of John Bryant, Byron Pierce or Stan Wright.

(p)           “Lease” means any lease covering real property (a “Real Property Lease”) or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

(q)           “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

(r)           “Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

(s)           “Material Adverse Effect” means, when used in connection with a Person, any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets, liabilities, financial condition, results of operations or prospects of such Person, taken as a whole.

(t)           “Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(i)           is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(ii)           does not require authorization by the governing body of such Person and does not require any other separate or special authorization of any nature; and

(iii)           is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(u)           “Person” means an individual, partnership, corporation, business trust, limited liability company, limited partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

(v)           “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(w)           “Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

(x)           “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

1.2           Other Definitional Provisions.  The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning.  Seller and Buyer acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(a)           Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(b)           The word “including” shall mean including without limitation and the words “include” and “includes” shall have corresponding meanings.

ARTICLE II.
PURCHASE AND SALE

2.1           Purchase.  Upon the terms and subject to the conditions set forth herein, at the Effective Time Buyer, acting though its newly formed, wholly-owned subsidiary, United League Baseball, Inc., a Nevada corporation (which is included in the term “Buyer” as used herein), shall purchase from Seller the Assets, and Seller shall sell and convey the Assets to Buyer.

2.2           Transfer of Assets.  Upon the terms and subject to the conditions set forth herein, Seller shall, on the Closing Date, sell and transfer to Buyer all right, title and interest of Seller in and to the Assets.  Seller shall execute and deliver all additional transfer documents required in order to convey title to all of the Assets, including assignments of the Intellectual Property and any vehicles and rolling stock.

2.3           Excluded Liabilities.  Except for the Assumed Liabilities to be assumed by Buyer pursuant to an Assignment and Assumption Agreement, in the form attached as Exhibit A, which are specifically being assumed by Buyer hereby, Buyer shall not assume, or otherwise be responsible for, any of Seller’s Liabilities, whether actual or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, or related or unrelated to the League or the Assets, whether arising out of occurrences prior to or at or after the Closing Date (collectively, the “Excluded Liabilities”).  Without limiting the generality of the foregoing, the Excluded Liabilities shall expressly include:

(a)           All Liabilities arising out of or related to any of the Excluded Assets;

(b)           All Liabilities in respect of any costs arising out of or related to the sale and transfer of the Assets, including all broker’s or finder’s fees and expenses of Seller and all fees and expenses of any attorneys and accountants of Seller;

(c)           All Liabilities in respect of any Tax relating to Seller, the League or the Assets attributable to any period or portion thereof ending on or before the Closing Date, including conveyance Taxes imposed on, or accruing as a result of, the transactions contemplated by this Agreement;

(d)           All Liabilities to or in respect of any employees or former employees, agents or independent contractors of, or other persons providing services to, Seller or the League, including (i) the employment of any such employee or former employee, agent or independent contractor, or other person, (ii) any employment, incentive or severance agreement, whether or not written, between Seller or any person, (iii) all Liabilities under any employee benefit plan at any time maintained, contributed to or required to be contributed to by or with respect to Seller or under which Seller may incur liability, or any contributions, benefits or liabilities therefor, or any Liability with respect to Seller’s withdrawal or partial withdrawal from or termination of any employee benefit plan, (iv) all accrued vacation pay to any Employee of Seller, and (v) all claims of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation law or regulation;

(e)           All Liabilities and claims (including fines, penalties, punitive damages, legal fees and expenses and all other damages and losses), irrespective of the actual or alleged basis therefor, that are based in whole or in part on events or conditions occurring or existing prior to the Closing Date in connection with, arising out of, resulting from or relating to, directly or indirectly (i) any Environmental Law or Occupational Health and Safety Law, whether existing on or prior to the date hereof or subsequently amended, enacted or promulgated, (ii) employee health and safety or (iii) compliance with any applicable laws, regulations, rules ordinances, bylaws, orders and determinations of any Governmental Body, relating to any of the foregoing;

(f)           All Liabilities arising from or relating to any injury to or death of any Person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising, in whole or in part, from defects in products sold or services performed by or on behalf of the League or any other Person on or prior to the Closing Date, or arising from any other cause, irrespective of the act or alleged basis therefor, that is based in whole or in part on events or conditions occurring or existing on or prior to the Closing Date, including any liabilities arising (on a date of occurrence basis or otherwise) relating to the use or misuse of the Assets;

(g)           All accounts payable as of the Effective Time; and

(h)           Any liability to Seller’s customers.

2.4           Purchase Price.  Upon the terms and subject to the conditions set forth herein, Buyer shall, and hereby does, purchase from Seller the Assets for an aggregate purchase price as follows (the “Purchase Price”):

(a)           Upon execution of this Agreement, Seller will pay Buyer the sum of $25,000 as a nonrefundable cash deposit; provided, however, that such deposit shall be returned to Seller if Buyer shall refuse to close this Agreement for any reason other than the default of Seller.

(b)           At Closing, Buyer will issue to Seller 36,500,000 shares of the restricted common stock of Buyer, registered in the name of Seller (the “Purchase Price Shares”).

2.5           Buyer Restructure.   At the Effective Time, Buyer shall fully satisfy all accounts payable and its debt obligation to its principal shareholder (in the amount of $3,501,891 as of June 30, 2010) by conveying to such shareholder (i) cash in the amount of $100,000.00, (ii) the promissory note payable by Seller in the amount of $200,000, plus all interest accrued thereon, and (iii) 100% of the outstanding common stock of Buyer’s wholly-owned subsidiary, Thoroughbreds, Inc., and such shareholder shall deliver a release of any further liability from Buyer.  As of result, at the Effective Time Buyer shall be free of any Liability or Encumbrance of any kind or character.

ARTICLE III.
CLOSING

3.1           Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Andrews Kurth LLP, 1717 Main Street, Suite 3700, Dallas, Texas 75201, within five (5) business days after satisfaction of all conditions set forth in Sections 6.5 and 6.6 (the “Closing Date”).

3.2           Closing Deliveries.  At the Closing, to effect the sale and transfer of Assets referred to in Section 3.2 hereof, the parties shall, execute and deliver to each other all documents reasonably necessary to effect the Closing, which deliveries may be made by means of electronic transmission of original signed instruments with signed copies provided by overnight delivery.  Without limiting the generality of the foregoing:

(a)           Seller Deliveries.  Seller shall deliver to Buyer:

(i)           the Assignment and Assumption Agreement;

(ii)           evidence of Seller’s authority to enter into this Agreement and to consummate the transactions hereof, including but not limited to, evidence of any corporate action required in connection with the transactions contemplated by this Agreement; and

(iii)           the Assets.

(b)           Buyer Deliveries.  Buyer shall deliver to Seller:

(i)           the Purchase Price;

(ii)           evidence of Buyer’s authorization to enter into this Agreement and to consummate the transactions contemplated hereby and thereby; and

(iii)           the Assignment and Assumption Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants that, except as set forth in a disclosure schedule (“Disclosure Schedule”) attached hereto and made a part hereof, with the number of each item in the Disclosure Schedule corresponding to the Section number to which it refers, the following representations and warrants are true and correct:

4.1           Organization; Capitalization.

(a)           Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to own or lease the properties used in the business of League and to carry on such business as presently conducted.

(b)           Seller has no subsidiaries, owns no interest, direct or indirect, in any other entity or business enterprise, other than as contained in the Excluded Assets, and is the only entity through which the League is conducted or which owns, leases or uses the Assets.

4.2           Authorization.  This Agreement has been duly authorized, executed and delivered by Seller, and this Agreement is the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by principles of equity.

4.3           No Conflict or Violation; Default.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with or result in a breach of or constitute a default under (a) or result in the termination or the acceleration of, or the creation in any Person of any right (whether or not with notice or lapse of time or both) to declare a default, accelerate, terminate, modify or cancel any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which Seller is a party or by which it is bound, including any Contract, (b) any provision of the certificate of formation or governing documents of Seller, (c) any judgment, order, decree, rule or regulation of any Governmental Body to which Seller or the League is subject or (d) any applicable laws or regulations, including any Environmental Law.  There is no (with or without the lapse of time or the giving of notice or both) violation or default or, to the Knowledge of Seller threatened violation or default of or under any Contract by Seller or any other party thereto.

4.4           Consents.  Except as set forth in Section 4.4 of the Disclosure Schedule, no Consent is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated herein, except for such Consents, the failure of which to obtain, would not constitute a Material Adverse Effect on Seller.

4.5           Assets.  Seller has and will transfer to Buyer good, valid and marketable title to the Assets, free and clear of any Encumbrances of any kind, except as described in Section 4.5 of the Disclosure Schedule.  Any Encumbrance to which the Assets may be subject are current and free of any default.  The delivery to Buyer of the instruments of transfer contemplated hereby will vest indefeasible and exclusive title to the Assets in Buyer, free and clear of all Encumbrances of any kind.  The Assets are in good working order and free of material defects subject to ordinary wear and tear.

4.6           Litigation.  Except as set forth in Section 4.6 of the Disclosure Schedule, there is no claim, action, suit, proceeding, or investigation pending or, to the Knowledge of Seller threatened against Seller or its officers, agents or employees (in their capacity as such) relating to the League, the Assets or any properties or rights of the League or that is reasonably likely to adversely affect the Assets or the transactions contemplated hereby.  There are no orders, writs, injunctions or decrees currently in force against Seller or its partners, officers, agents or employees (in their capacity as such) with respect to the conduct of the League.

4.7           Tax Matters.  Seller has duly and timely filed, or caused to be duly and timely filed, all Tax Returns required to be filed by it with respect to the League with the appropriate governmental authorities, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired.  All such Tax Returns were at the time of filing and are as of the date hereof true, correct and complete in all respects.  All Taxes owed by Seller relating to the League or the Assets (whether or not shown on any Tax Return) have been paid within the time and in the manner prescribed by law.  All deficiencies for any Taxes relating to the League or the Assets that have been proposed, asserted or assessed against Seller have been fully paid.  Seller is not a party to any pending audit, action or proceeding, nor is any such audit, action or proceeding contemplated or threatened, by any Governmental Body for the assessment or collection of any Taxes of Seller relating to the League or the Assets.  There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.  All Taxes relating to the League or the Assets that Seller is required by law to withhold or to collect have been withheld or collected and paid over to the proper Governmental Bodies or segregated and set aside for such payment.

4.8           Employee Matters.  The League has no employees.  Buyer will obtain no responsibility to any employee or contractor of the Seller with respect to the Teams.

4.9           Intellectual Property.  Section 4.9(a)(i) of the Disclosure Schedule sets forth a true, correct and complete list and description of all registered Seller Intellectual Property and applications therefor owned by Seller relating to the League.  The Seller Intellectual Property constitutes all intellectual property used in or necessary for the conduct of the League as heretofore conducted.  Except as set forth on Section 4.9 of the Disclosure Schedule, Seller is the sole owner of, and has the exclusive right to use, free and clear of any payment, restriction or Encumbrance, the Seller Intellectual Property.  No claims have been asserted by any Person that challenge Seller’s exclusive rights in the Seller Intellectual Property.  The Seller Intellectual Property does not infringe on, misappropriate, or otherwise violate a valid and enforceable intellectual property right of any other Person.

4.10           Brokers.  No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller

4.11           Contracts; No Defaults.  Seller has delivered to Buyer accurate and complete copies of all of the Contracts.  Seller warrants that neither it nor any other party is in default under any Contract or Lease and that all Contracts are in full force and effect.

4.12           Investment Intent.  Seller represents that it is acquiring and will acquire, as the case may be, the Purchase Price Shares issuable pursuant hereto solely for its own account for investment purposes only and not with a view toward resale or distribution thereof other than pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  Seller understands that such Purchase Price Shares will be issued in reliance upon an exemption from the registration requirements of the Securities Act and that subsequent sale or transfer of such securities is prohibited absent registration or exemption from the provisions of the Securities Act.  Seller hereby agrees that it will not sell, assign, transfer, pledge or otherwise convey any of the Purchase Price Shares issuable pursuant hereto, except in compliance with the provisions of the Securities Act and in accordance with any transfer restrictions or similar terms set forth on the certificates representing such securities or otherwise set forth herein.  Seller acknowledges receiving copies of the most recent SEC filings of Buyer.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller on the date hereof and on the Closing Date, except as set forth in the Disclosure Schedule, that the following representations and warranties are true and correct:

5.1           Organization; Qualification; Subsidiaries.

(a)           Buyer and United League Baseball, Inc. are corporations duly organized, validly existing and in good standing under the laws of the State of Nevada and have all requisite power and authority to own or lease the properties used in their business and to carry on such business as presently conducted.

(b)           Buyer is duly qualified to do business as a foreign company and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on Buyer.

5.2           Authorization.  This Agreement has been duly authorized, executed and delivered by Buyer, and this Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by principles of equity.

5.3           No Conflict or Violation; Default.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with or result in a breach of or constitute a default under (a) or result in the termination or the acceleration of, or the creation in any Person of any right (whether or not with notice or lapse of time or both) to declare a default, accelerate, terminate, modify or cancel any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability (each, a “Buyer Contract”) to which Buyer is a party or by which it is bound, (b) any provision of the certificate of formation or operating agreement of Buyer, (c) any judgment, order, decree, rule or regulation of any Buyer is subject, or (d) any applicable laws or regulations.  There is no (with or without the lapse of time or the giving of notice or both) violation or default or, to the knowledge of Buyer, threatened violation or default of or under any Buyer Contract.

5.4           Consents.  No Consent is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated herein.

5.5           Brokers.  There is no investment banker, broker, finder, financial advisor or other person which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

5.6           SEC Documents; Undisclosed Liabilities.  Buyer has filed all reports, schedules, forms, statements and other documents as required by the Securities and Exchange Commission (the “SEC”), and Buyer has delivered or made available to the Seller all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Buyer SEC Documents”).  None of the Buyer SEC Documents, to the knowledge of Buyer, contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of Buyer included in such Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Buyer’s independent accountants).  Except as set forth in the Buyer SEC Documents, at the date of the most recent financial statements of Buyer included in the Buyer SEC Documents, Buyer had not incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Buyer.  Buyer is not subject to any litigation or claims.

ARTICLE VI.
ADDITIONAL AGREEMENTS

6.1           Certain Payments, Fees and Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including the fees and disbursements of counsel and accountants and all financing commitment fees, shall be paid by the party incurring such costs and expenses.  The legal fees of Andrews Kurth LLP, counsel to Buyer, shall be divided and paid in equal shares by Buyer ad Seller for all work up to and including the Closing.  It is anticipated that Andrews Kurth LLP will continue to represent Buyer after the Closing and the resulting change of control.

6.2           Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use commercially-reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the sale of the Assets to Buyer and the other transactions contemplated by this Agreement.

6.3           Public Announcements.  Neither Buyer nor Seller shall issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party.

6.4           Franchise Agreements.  At Closing, Buyer’s subsidiary will enter into Franchise Agreements with the Teams pursuant to which each Team will be permitted to play  and compete in the League, in exchange for a franchise fee equal to a minimum of $100,000 per year.

6.5           Conditions Precedent to the Obligations of Buyer.  The obligations of Buyer to consummate the Closing are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Buyer in writing:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of the Seller contained in Section 4 shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date.

(b)           Performance of Agreements.  The Seller shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)           Approvals.  All third-party consents required hereunder have been obtained, including that all consents to contracts required in connection with the consummation of the transactions contemplated hereby and which, if not obtained or given, would have, individually or in the aggregate, a Material Adverse Effect on the transactions contemplated shall have been obtained and given.

(d)           Liens and Encumbrances.  On or before the Closing, the Seller shall have obtained a release and discharge of any and all liens (including Tax Liens), security interests, restrictions, defects and encumbrances which affect the League or Assets to be transferred and provide Buyer with all UCC-3 forms where applicable.  All trade payable to suppliers shall be paid in full at or before the Closing Date.

(e)           Receipt of Approvals and Consents from Governmental Entities.  All  approvals and consents by  any Governmental Entity required in connection with the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, all  filings with any Governmental  Entity as are required in connection with the consummation of such transactions shall have been made.

(f)           Due Diligence.  The Seller shall have confirmed in writing that it has provided and fully disclosed all requested due diligence materials and the Buyer have completed a review of and have approved in writing, in their sole discretion, all due diligence materials and schedules.

(g)           Lock-Up.    At Closing Buyer shall enter into a Lock-up Agreement with Halter Capital Corporation pursuant to which Halter Capital Corporation shall refrain from any sales of Buyer’s common stock for a period of one year.

6.6           Conditions Precedent to the Obligations of the Seller.  The obligation of the Seller to consummate the Closing is also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by the Company Parent and the Company:

(a)           The representations and warranties of Buyer contained herein shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date.

(b)           Buyer shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)           The restructuring described in Section 2.5 shall be completed contemporaneously with the Closing.

6.7           Termination by either Buyer or the Seller.  In the event any of the conditions contained in Section 6.5 are not fully and completely satisfied as solely determined by the Buyer, and the conditions shall not have been expressly waived in writing, this Agreement shall terminate upon notice by the Buyer to the Seller.  In the event any of the conditions contained in Section 6.6 are not satisfied by Buyer as of the Closing Date and the conditions shall not have been waived, this Agreement shall terminate upon notice by the Seller to Buyer.  The Seller and Buyer agree that, in the event of any post-closing claims and/or matters effecting the within Agreement, that the party that receives notice of the claim will provide written notice of the claim to all other parties, and that following said notice, all other parties will have the right to cure any claimed default for a period of 30 days.

6.8           Effect of Termination and Abandonment.  In the event of termination of this Agreement pursuant to Section 6.7, this Agreement, except as to the provisions of Sections 2.4(a), 6.1 and 6.3 which shall expressly survive any termination, shall become void and of no effect with no liability on the part of any party hereto; provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

6.9           Transfer Agent.  Following the Closing, the Buyer shall retain Securities Transfer Corporation (“STC”) for a period of three years as the transfer agent and registrar for the Buyer.  Buyer has provided Seller with a copy of Buyer’s current contract with STC.

6.10           Resignations.  Buyer shall obtain written resignations of all of the officers and directors of the Buyer and evidence of election of those new directors and officers as nominated by Seller.

6.11           Form 8-K.  Buyer shall file a Form 8-K with the SEC within four business days of the Closing Date containing Form 10 information about the combined League and Buyer as required by Regulation S-K.  Such Form 8-K shall be in form and substance acceptable to Buyer and its counsel prior to Closing.

6.12           Section 14(f) Compliance.  Buyer shall file with the SEC an Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934 and mailed same to its shareholders at least ten days prior to Closing.

ARTICLE VII.
INDEMNIFICATION

7.1           Indemnification by Seller.  Subject to the provisions of this Article VII, Seller agrees to indemnify, defend and hold Buyer and its affiliates, parents, officers, members, managers, employees, agents, successors and assigns, (such indemnified persons are collectively hereinafter referred to as “Buyer Indemnified Persons”), harmless from and against any and all loss, liability, damage or deficiency (including interest, penalties, judgments, costs of preparation and investigation, and attorneys’ fees) (collectively, “Losses”) that any Buyer Indemnified Person may suffer, sustain, incur or become subject to arising out of or due to: (a) the Excluded Liabilities or the Excluded Assets; (b) the nonfulfillment of any covenant, undertaking, agreement or other obligation of Seller or any other party (other than Buyer) under this Agreement or any Schedule hereto; (c) any inaccuracy of any representation of Seller or any other party (other than Buyer) in this Agreement or any Schedule hereto; (d) the breach of any warranty or covenant of Seller or any other party (other than Buyer) in this Agreement or any Schedule hereto; (e) any and all environmental liabilities relating to the Assets incurred prior to the Closing Date; (f) any failure of Seller to comply with the laws of any jurisdiction relating to bulk transfers that may apply in connection with the sale and transfer of the Assets to Buyer; (g) any and all liabilities for Taxes (including the obligation to contribute to the payment of a tax determined on a consolidated, combined, or unitary basis with respect to a group of corporations that includes or included Seller) of Seller or its respective affiliates for all taxable periods or portions thereof ending on or before the Closing Date; or (h) any and all gains, transfer, sales, use, bulk sales, recording, registration, documentary, stamp, and other Taxes that may result from, or be incurred in connection with the transactions contemplated by this Agreement (“Conveyance Taxes”).  “Losses” as used in this Article VII is not limited to matters asserted by third parties, but includes Losses incurred or sustained in the absence of third party claims.  Payment is not a condition precedent to recovery of indemnification for Losses.

7.2           Indemnification by Buyer.  Subject to the provisions of this Article VII, Buyer agrees to indemnify, defend and hold Seller and its affiliates, parents, stockholders, subsidiaries, officers, directors, members, managers, employees, agents, successors and assigns, (such indemnified persons are collectively hereinafter referred to as “Seller Indemnified Persons”), harmless from and against any and all Losses that any Seller Indemnified Person may suffer, sustain, incur or become subject to arising out of or due to:  (a) the use of the Assets after the Closing Date; (b) the nonfulfillment of any covenant, undertaking, agreement or other obligation of Buyer under this Agreement or any Schedule hereto; (c) any inaccuracy of any representation of Buyer in this Agreement or any Schedule hereto; (d) the breach of any warranty or covenant of Buyer in this Agreement or any Schedule hereto; (e) any and all environmental liabilities relating to the Assets incurred after the Closing Date; (f) the Assumed Liabilities, or (g) liabilities for Taxes of Buyer for all taxable periods or portions thereof ending on or after the Closing Date.

7.3           Survival of Representations, Warranties and Covenants.  The several representations, warranties and covenants contained in this Agreement and Buyer Indemnified Persons’ right to indemnity in accordance with this Article VII shall survive the Closing Date and shall remain in full force and effect for 18 months thereafter, at which time all such claims shall terminate except such claims notice of which has been given to Seller prior to the expiration of such 18-month period; provided, however, that the representations and warranties (and related right to indemnity) set forth in Sections 4.1, 4.2, 5.1 and 5.2 shall survive indefinitely, and the representations and warranties (and related right to indemnity) set forth in Section 4.7 shall survive for the length of the applicable statute of limitations.

7.4           Notice and Opportunity to Defend.  If a claim for Losses (a “Claim”) is to be made by any Buyer Indemnified Person or Seller Indemnified Person (any such indemnified person, hereinafter a “Claimant”) seeking indemnification hereunder, such Claimant shall notify the indemnifying party or parties (any such indemnifying party, a “Respondent”) promptly.  If such event involves (a) any claim or (b) the commencement of any action or proceeding by a third person, Claimant shall give Respondent written notice of such claim or the commencement of such action or proceeding as provided above.  Delay or failure to so notify Respondent shall only relieve Respondent of its obligation to the extent, if at all, that Respondent is prejudiced by reason of such delay or failure.  Respondent shall have a period of 30 days within which to respond thereto.  If Respondent accepts responsibility or does not respond within such 30 day period, then Respondent shall be obligated to compromise or defend, at its own expense and by counsel chosen by Respondent, which counsel shall be acceptable to such Buyer Indemnified Person or Seller Indemnified Person, as the case may be, such matter, and Respondent shall provide Claimant with such assurances as may be reasonably required by Claimant to assure that Respondent will assume and be responsible for the entire liability at issue.  If Respondent fails to assume the defense of such matter within said 30 day period, Claimant will (upon delivering notice to such effect to Respondent) have the right to undertake, at Respondent’s cost and expense, the defense, compromise or settlement of such matter on behalf of such Claimant.  The Claimant agrees to cooperate with Respondent and its counsel in the defense against any such asserted liability.  In any event, Claimant shall have the right to participate at its own expense in the defense of such asserted liability.  Any compromise of such asserted liability by Respondent shall require the prior written consent of Claimant, which consent will not be unreasonably withheld and in the event Claimant defends any such asserted liability, then any compromise of such asserted liability by Claimant shall require the prior written consent of Respondent, which consent shall not be unreasonably withheld.

7.5           Remedies Exclusive.  The remedies conferred by this Article VII are intended to be exclusive of and shall supersede any other remedy available under law or at equity.

ARTICLE VIII.
MISCELLANEOUS

8.1           Notices.  All notices, requests, demands and other communications given hereunder (collectively, “Notices”) shall be in writing and delivered personally or by overnight courier to the parties at the following addresses or sent by telecopier or telex, with confirmation received, to the telecopy specified below:

If to Seller:

Reunion Sports Group, LLC
801 E. Campbell Rd., Suite 638
Richardson, Texas 75081
Attention: John Bryant

If to Buyer:

Millennia, Inc.
1126 Whispering Oaks Drive
DeSoto, Texas 75115
Attention: Kevin Halter

All Notices shall be deemed delivered when actually received if delivered personally or by overnight courier, or sent by telecopier (promptly confirmed in writing), addressed as set forth above.  Each of the parties shall hereafter notify the other in accordance with this Section 8.1 of any change of address or telecopy number to which notice is required to be mailed.

8.2           Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

8.3           Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all prior negotiations, agreements and understandings, whether written or oral, of the parties.

8.4           Headings.  The headings contained in this Agreement and in the Schedules and Exhibits hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.5           Assignment.  This Agreement shall be binding upon the respective successors and assigns of the parties hereto.  This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto.

8.6           Choice of Law; Exclusive Venue.  THIS AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.  THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN DALLAS, TEXAS OR THE STATE COURT IN DALLAS COUNTY, TEXAS (“DESIGNATED COURTS”).  EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE.

8.7           Mutual Waiver of Jury Trial.  THE PARTIES WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE.  THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF.  THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

8.8           No Third-Party Rights.  This Agreement is not intended, and shall not be construed, to create any rights in any parties other than Buyer or Seller, and no Person shall assert any rights as third-party beneficiary hereunder.

8.9           Non-Waiver.  The failure in any one or more instances of a party hereto to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

8.10           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.11           Incorporation of Exhibits and Schedules.  The Exhibits and Schedules hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full.  References herein to “this Agreement” and the words “herein,” “hereof” and words of similar import refer to this Agreement (including its Exhibits and Schedules) as an entirety.  In the event of any conflict between the provisions of this Agreement and any such Exhibit or Schedule, the provisions of this Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

BUYER:

REUNION SPORTS GROUP, LLC

By:	/s/ John Bryant
John Bryant, Member

SELLER:

MILLENNIA, INC.

By:	/s/ Kevin B. Halter
Kevin B. Halter, President

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of August __, 2010 (the “Agreement”), is made by and between REUNION SPORTS GROUP, LLC, a Texas limited liability company (“Assignor”), and MILLENNIA, INC., a Nevada corporation (“Assignee”).

RECITALS

WHEREAS, Assignor desires to sell, assign and transfer to Assignee certain assets of Assignor described in that certain Asset Purchase Agreement dated July 28, 2010 (the “Asset Purchase Agreement”), by and between Assignor and Assignee (the “Assets”); and

WHEREAS, Assignee desires to accept the assignment and transfer of the Assets and to assume certain liabilities of Assignor (the “Assumed Liabilities”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confirmed, Assignor and Assignee agree as follows:

1.           Assignment of Rights.  Assignor hereby transfers, conveys and assigns to Assignee all of Assignor’s right, title and interest to the Assets.

2.           Assumption of Liabilities.  Assignee hereby undertakes and agrees to, pay, perform and/or discharge when due all liabilities and obligations set forth on Exhibit A hereto.  Such liabilities and obligations do not include any Excluded Liabilities (as defined in the Asset Purchase Agreement).

3.           Governing Law; Venue.  This Agreement shall be governed by, and construed in accordance with, the domestic, internal laws of the State of Texas without regard to its rules of conflict of laws.

4.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.           Amendment.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

6.           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

***Signatures Follow***

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed and delivered by their duly authorized officers as of the day and year first above written.

ASSIGNOR:

REUNION SPORTS GROUP, LLC

By:_____________________________________
Name:
Title:

ASSIGNEE:

MILLENNIA, INC.

By:_____________________________________
Kevin B. Halter, President

EXHIBIT A

ASSUMED LIABILITIES